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                                             Exhibit 23(b)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

   We consent to the incorporation of our report dated January 14, 2000 relating to the financial statements of the Elgin Riverboat Resort-Riverboat Casino as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999 included (or incorporated by reference) into the filing on Form 10-K/A on or about March 29, 2000, of Mandalay Resort Group (the "Company") for the year ended January 31, 1999, into the Company's previously filed Form S-8 Registration Statements File Nos. 2-91950, 2-93578, 33-18278, 33-29014,
33-39215, 33-56420, 33-53303 and 333-51073 and into the Company's previously filed Form S-3 Registration Statement File No. 333-60975.


PricewaterhouseCoopers LLP


March 27, 2000